Exhibit 99.1

News Release

AFFINION GROUP, INC. ANNOUNCES PROPOSED 10 1/8% SENIOR NOTES OFFERING

NORWALK, Conn. – June 1, 2009 – Affinion Group, Inc. (“Affinion” or the “Company”), a global leader in customer engagement solutions that enhance and extend the relationship of millions of consumers for financial service, retailing, hospitality and e-commerce companies, announced today its intention to sell, subject to market conditions, approximately $125.0 million in aggregate principal amount of its 10 1/8% senior notes due 2013 in a private placement pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). The senior notes, if issued, would be guaranteed on a senior unsecured basis by each of the Company’s current and future domestic subsidiaries that guarantee the Company’s indebtedness under its senior secured credit facility. The proposed 10 1/8% senior notes due 2013 would be issued under a new indenture and would not be part of the same class as the Company’s existing 10 1/8 % senior notes due 2013.

The net proceeds of the offering are intended to be used for general corporate purposes.

The notes anticipated to be offered will not be registered under the Securities Act or any state securities laws, and the notes may not be offered or sold within the United States, or to, or for the account or benefit of, any United States persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. Any offers of the senior notes will be made only by means of a private offering memorandum.

About Affinion Group

As a global leader with more than 35 years of experience, Affinion Group enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion provides programs in subscription-based lifestyle services, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,500 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Norwalk, Conn., the company has approximately 3,550 employees throughout the United States and in 12 other countries, primarily in Europe, and markets in 15 countries globally. Affinion holds the prestigious ISO 27001 certification for the highest information security practices, is PCI compliant and Cybertrust certified.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission (the “SEC”) in its rules, regulations and releases. These statements include, but are not limited to, the proposed offering of the notes and the intended use of proceeds therefrom, discussions regarding industry outlook, Affinion’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2009 and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, market place consolidation among financial institution partners, industry trends, foreign currency exchange rates, the effects of a decline in travel on Affinion’s travel fulfillment business, termination or expiration of one or more agreements with its affinity partners or a reduction of the marketing of its services by one or more of its affinity partners, its substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively and other risks identified and discussed under the caption “Item 1A. Risk Factors” in Affinion’s Annual Report on Form 10-K for the year ended December 31, 2008, and the other periodic reports filed by Affinion with the SEC from time to time.

More information: James Hart, 203.956.8746 (O) 203.339.2578 (M)